UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CONTANGO OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	95-4079863
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

717 Texas Avenue Suite 2900 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NYSE American

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.     ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by Contango Oil & Gas Company (the “Company”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on August 2, 2018.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On November 21, 2018, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of August 1, 2018, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent. The Amendment accelerates the expiration of the Rights from 5:00 P.M., New York City time on August 1, 2021 to 5:00 P.M., New York City time on November 21, 2018, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

4.1	Rights Agreement, dated as of August 1, 2018, between Contango Oil & Gas Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of Contango Oil & Gas Company’s Current Report on Form 8-K filed on August 2, 2018)

4.2	Amendment No. 1 to the Rights Agreement, dated November 21, 2018, between Contango Oil & Gas Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of Contango Oil & Gas Company’s Current Report on Form 8-K filed on November 21, 2018)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: November 21, 2018	By:	/s/ E. Joseph Grady
	Name:	E. Joseph Grady
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

4.1	Rights Agreement, dated as of August 1, 2018, between Contango Oil & Gas Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of Contango Oil & Gas Company’s Current Report on Form 8-K filed on August 2, 2018)

4.2	Amendment No. 1 to the Rights Agreement, dated November 21, 2018, between Contango Oil & Gas Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of Contango Oil & Gas Company’s Current Report on Form 8-K filed on November 21, 2018)